GulfMark Offshore, Inc.
                         5 Post Oak Park, Suite 1170
                          Houston, Texas 77027-3414

                                PRESS RELEASE
                            FOR IMMEDIATE RELEASE


                 GULFMARK OFFSHORE ANNOUNCES CLOSING OF SALE OF
                   $130 MILLION 8.75% SENIOR NOTES DUE 2008
                                     AND
               $50 MILLION MULTICURRENCY REVOLVING LOAN AGREEMENT


	Houston, Texas, June 8, 1998 - GulfMark Offshore, Inc. (NASDAQ: GMRK) announced today that it has sold in a private offering pursuant to Rule 144A $130 million 8-3/4% Senior Notes due 2008, priced to yield 8.8% to maturity. The net proceeds will be used to repay in full all indebtedness of the Company outstanding under existing credit facilities, and the balance of the net proceeds will be used for general corporate purposes, including funding of a portion of the capital expenditures associated with vessels currently under construction.
	The Company has also entered into a $50 Million Multicurrency Revolving Loan Agreement with Christiania Bank og Kreditkasse ASA and The Chase Manhattan Bank, London Branch which, under certain conditions, may be increased to $75 million. This new five-year credit facility is in two tranches, both of which will fully amortize over eight quarters commencing in the fourth year. This new credit facility is fully available and will be used by the Company for general corporate purposes.
      GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of thirty-five (35) offshore support vessels primarily in the North Sea, Southeast Asia and Brazil.

	This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Senior Notes.

Contact:	Frank R. Pierce, Executive Vice President
(713) 963-9522